AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO WITHDRAWAL CHARGE OFFSET

This Endorsement is a part of your Contract and is effective upon receipt.

This Endorsement is offered only under the terms of one of the following types of employer-sponsored plans, where the Plan permits: 403(b) plans (we refer to the Contracts as “Tax Sheltered Annuities” or “TSA Contracts”); 457(b) plans sponsored by governmental employers (we refer to the Contracts as “Employee Deferred Compensation” or “EDC Contracts”); and 401(a) plans without a 401(k) feature (we refer to the Contracts as “401(a) Contracts”).

In this Endorsement, “we,” “our” and “us” mean AXA Equitable Life Insurance Company (“AXA Equitable”). “You” and “Your” mean the Employer.

The following Section is added to the Contract:

SECTION 3.01A: CONTRIBUTIONS FROM OTHER CONTRACTS

If a Contribution is made to the Participant’s Certificate and it is derived from another funding vehicle under your Plan it is considered a “Direct transfer Contribution”. As authorized by you, we will credit the Participant’s Annuity Account Value with an amount that is equal to the withdrawal charge incurred by the Participant for withdrawing such amounts from another funding vehicle (the “Credit”). The Credit will not exceed [3.00%] of the Participant’s annuity account value, prior to the imposition of a withdrawal charge, with the other funding vehicle. In order to apply the Credit, we will require written proof acceptable to us from the Participant which shows the incurrence of the withdrawal charge under the other funding vehicle on the amount of the Direct transfer Contribution to the Participant’s Certificate. We must receive the Direct transfer Contribution and this documentation no later than [1 year] after the date your Contract is issued. However, at your request and with our approval this time period may be extended. The Credit will be treated as a Direct transfer Contribution and will be allocated as described in the “Allocations” Section of this Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY
1290 Avenue of the Americas, New York, N.Y. 10104

[	[

Mark Pearson, Chairman of the Board and Chief Executive Officer ]	Karen Field Hazin, Vice President Secretary and Associate General Counsel ]

2015EQVECWC-901	Employer